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                           Medisys Technologies, Inc.
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                (Name of Registrant as Specified In Its Charter)

                     Medisys Reform Committee Year 2001, LLC
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Following are postings on behalf of Medisys  Reform  Committee Year 2001, LLC on
Raging Bull message board of Medisys Technologies, Inc. on June 14, 2001.
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Fellow Medisys shareholders:

I have been invited to comment what should be done to turn around Medisys were a new board of directors installed to replace the current directors. Since I choose not to serve as a director, I can only offer suggestions what I think an independent board should and can do for the shareholders. My suggestions are based on a combination of the following:

(a) first hand experience as a past director with Medisys (b) the filings of Medisys with the SEC and (c) observation of the events in litigation with Medisys.

The current operational picture for Medisys, in my opinion, is grim. A short analysis of the latest 10-QSB supports this opinion. Here are my assessments and opinions regarding the recent 10-QSB for the quarter ended March 31, 2001 released by Medisys and certain other recent events:

1. The financials are not audited. Therefore, these numbers should be reviewed with a grain of salt.

2. Robert McNabb, who is the recently appointed Treasurer, signed the 10-QSB. According to my past personal contacts with other shareholders, Mr. McNabb is an accountant who formerly posted on www.ragingbull as "Tabasco." As some of you may appreciate, I previously challenged "Tabasco" as an accountant who had done work for Medisys. In responding to those assertions, he denied such. In retrospect, I believe I was slightly in error, as it is my recollection that "Tabasco", i.e. Robert McNabb, provided accounting services to one or more of the individual members of the Board of Directors and not directly to Medisys. At least it is now clear that "Tabasco" is now formally working for Medisys. His departure as a "regular" on the RagingBull message board immediately after the recent election furthers my opinion that he may have had a biased agenda while posting before the election. I think these circumstances further justifies viewing the recent 10-QSB with a grain of salt and re-evaluating some of the positions he took while posting before the election.

3. For a public corporation, there is little cash on hand and a working capital deficit of $366,474 at March 31, 2001. Once again, we believe management failed to plan appropriately for this prospect. This situation has been compounded recently. Recent SEC filings demonstrate financing with the Treadstone organization through stock puts are again diluting shareholder interests for relatively nominal returns. Thus, since March 6, 2001 to obtain cash for continued operations Medisys has placed 2,171,147 shares of unrestricted stock to Treadstone for a total of $310,000.00.

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4. Inventory  continues at less than $5,000 as of March 31, 2001- the same as at
December 31, 2000. This suggests Medisys does not have any meaningful supply of product to sell.

5. There are no reported revenues. This is the second full quarter without the sales that management and the former directors predicted at the year 2000 annual meeting. No significant sales, together with no significant inventory, adds up to no delivery of a significant quantity of syringes.

6. $15,000/month each in salaries for Sutherland and Frey continue, plus the opportunity for additional bonuses, even in light of Medisys's desperate cash and working capital deficit position, no revenues and nominal reported inventory.

7. Medisys continues to hold and finance 20-plus patents. During the first quarter of 2001, Medisys incurred over $25,000 for legal fees and associated filing costs for these items. With such severely limited financial resources, why are we paying this kind of money to continue to protect these patents, many of which may be unmarketable? Presumably, some of or all of the legal fees go to director Kiesel's law firm, since it is that firm which handles the Company's patent work.

8. Medisys's ability to continue as an ongoing business is still questioned by its independent accountants, which is the qualification that has appeared in its financial statements for over a year. When is management going to implement a plan to assure the financial viability of Medisys?

9. Major share dilution process continues, with over 4.5 million shares issued during the first quarter and additional shares just recently.

10. While not fully analyzed, it appears substantial unrestricted shares were placed into float by Medisys during 2000 and 2001 (around 20,000,000 shares were registered in the SB2 registration approved in May of 2000). This has the potential to directly impact stock price, especially in view of the fact that a large portion of these these shares are to be used to finance Medisys through Treadstone placements and to pay Dispomedic. The SB2 registration acknowledges these unrestricted shares may be promptly marketed by the recipients.

11. All in all, for those who attended the annual general meeting last year, this is not the report all of us expected to read. In my opinion, this is what I see: We have two unproductive managers (aside from producing patents) drawing substantial personal financial benefit from the investments of the shareholders. We have Mr. Kiesel and his law firm making income from producing patents. We have Gary Alexander being paid bonuses for inventions that may never be patented, and if patented, may not be marketed.

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12. When the MRC members  were members of the board of  directors,  shareholders enjoyed a substantial increase in the value of their stock. The members of MRC have opposed the policies of the board elected in May 2000. In fact, in the Fall of 1999 we began serious discussions regarding the lack of performance of management at that time and the failure of the Board of Directors to effectively set meaningful policies in the interests of the shareholders. Our early challenges led to the litigations that so many of you have heard about. We will continue to oppose policies MRC believes are not in the best interests of the shareholders. To be clear, MRC believes management and the board of directors should be accountable to the shareholders for their promises and performance. Moreover, it is clear to MRC that actions we believe amount to wasting of
corporate   assets,    granting   excessive    compensation   for   demonstrated
under-performance and excessive stock dilution is contrary to the interests of shareholders.

13. MRC members did not serve on the board while share price plummeted, nor did the members of the MRC have any of its nominees serving on this board. We believe this board is solely responsible for the performance of management for the last year and the direction this company has taken. Is it any wonder that the Board of Directors and management did not want to publish this quarterly report before the election?

14. We believe our stock price is averaging in the neighborhood of 15 cents because of a combination of the following:

A.  No reported revenue.
B.  No reported significant production.
C. Massive dilution, including over 20,000,000 shares registered for sale in the SB-2 registration of last year.
D. Lessening the Company's asset value by bargaining away 85% of rights to the Covertip Syringe outside North America for the useful life of the patent without receiving adequate consideration.
E. Lessening the Company's asset value by bankrupting Phillips Pharmatech Labs, Inc., in the face of a bona fide cash offer to purchase it and other reasonable means to salvage the asset for shareholders.
F.  Excessive salaries  and bonuses to management.
G. Continuing expenditures to David Kiesel's law firm and Gary Alexander for inventions and patents over the past years without tangible results for the shareholders.

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15. The  Company's  supporters  have on occasion  claimed  that the  problems of
Medisys are the fault of the Phillips Group, MRC, etc. None of these accusations have been supported with any credible evidence. We believe our share price is most likely to stay where it is or drop into single digits until management produces the single most important result it has been predicting for over a year----sales. And at a price and in such volume as to allow Medisys to earn profits. Medisys continued to lose during the first quarter of 2001 at the rate of about $5.7 million annually. If this continues much longer, watch for even more serious negative action by the Company, perhaps either bankruptcy or Chapter 11 reorganization or even larger dilution than we have all experienced so far, with a consequent reverse split.

16. Having said all of this, what course of action should and can an independent board of directors take for Medisys? Here are my suggestions.

         A.  Immediately determine the financial and legal health of Medisys.

         B. Demand a complete business plan from management, including financial models. The performance of management must be measured in order to get things done. Without a complete business plan (with time tables for performance) and financial models to achieve the plan, Medisys will continue to aimlessly operate. As a result of undertaking a business approach such as this, Medisys may be able to retool some of its marketing strategies to appropriate and feasible targets, such as small clinics and physician's offices that are prepared to pay a premium for personal safety.

         C. Commence recruitment of potential replacements for management. Medisys needs to evaluate the benefits that may be derived from bringing proven businessmen and women to manage the company. Presently, our CEO is a lawyer without a proven record in business, much less taking a development company to a successful startup. Our COO does not have a proven record of taking a development company to a successful startup. This factors alone may well account for why our company is in its present shape.

         D. If  malfeasance  is discovered  during the course of evaluating  the financial  and  legal  health  of  the  company,  undertake  all  necessary  and appropriate action to protect the shareholders. This would include the possibility of seeking assistance from the SEC. To be clear, I have previously requested the SEC investigate the operations of Medisys.

         E. Issue a full report of the health of Medisys to the shareholders. At least then the shareholders can evaluate what courses of action are available to them as investors.

         F. Appoint of an independent committee aided by the advice of a bonafide independent attorney to evaluate all litigation in which Medisys is mired. It is unreasonable, in my opinion, to expect any other company or entity to realistically evaluate acquiring Medisys or merging with Medisys without an intelligent, unbiased assessment and action plan regarding the Medisys litigation.

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Some Final Comments:

1. MRC continues to fight in court with Medisys. Presently, we are seeking bonafide evidence that a quorum (50% of more in interest of the shareholders) existed to conduct the elections this year. There is substantial evidence that many shareholders refused to support this board and that management's proxies were not sent out in a sufficiently timely manner to generate a substantial return from the shareholders who actually own the stock. Medisys refuses to produce the quorum data and opposes our efforts to access this information in Court. These matters have been briefed and we await a hearing before the Court.

2. In the event it is determined Medisys did not have a legal quorum to conduct the election, we will ask the court to set aside the election results declared by management and then take appropriate action available under Utah law with respect to those who conducted the election without a quorum.

3. Absent major and immediate meaningful reforms and results from current management, we will press for reform. That may include, when opportunity permits, the initiation of a special shareholder's meeting to cause the removal of the current board of directors without waiting a full year for promised performance.

4. And finally, by all means, please do perform a due diligence of the directors nominated by MRC. You will find no member of MRC has any controls over these individuals. On the other hand, I am confident that they would give serious consideration to the positions I have outline as they are good businessmen.

5. For those of you are finally ready to take shareholder actions independent of MRC, be advised we are ready, willing and able to support your initiatives and/or director nominees provided those initiatives are consistent with the principled action outlined in this message and the director nominees, if any, are qualified and independent.

Carl Anderson

MRC

Certain Additional Information:

The participants in any solicitation that may be represented by this letter are Medisys Reform Committee Year 2001, LLC, a Florida limited liability company ("MRC"), Brett J. Phillips, William H. Morris, Marilyn L. Morris, and E. Carl Anderson. The manager of MRC is E. Carl Anderson. As of the date of this communication, the foregoing MRC participants share voting and dispositive power and, therefore, are deemed to own beneficially 12,079,524 shares of common stock of Medisys, which constitutes 19.8% of the 61,154,342 shares issued and outstanding as reported by Medisys in its annual report on Form 10-KSB for the year ended December 31, 2000. The foregoing MRC participants have filed with the Securities and Exchange Commission a Statement of Beneficial Ownership on
Schedule 13-D under the Securities Exchange Act setting forth additional details about their identity and their direct and indirect interest in Medisys. Such statement of ownership is available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.

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